Exhibit 4.0

Effects of Restatement

The table below sets forth the consolidated balance sheets information, including the balances originally reported and the restated balances as of:

7
	June 30, 2021			June 30, 2020

	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)	As previously reported	Restated	% increase/ (decrease)
Inventory - Current	$25,278	$24,933	(1.4)%	$35,231	$34,727	(1.4)%
Inventory - Non-Current	7,164	6,767	(5.5)%	6,524	5,688	(12.8)%
Accrued income taxes	1,635	1,709	4.5%	1,148	1,239	7.9%
Deferred income taxes	347	380	9.5%	112	43	(61.6)%
Retained Earnings	94,345	93,312	(1.1)%	79,444	77,899	(1.9)%

Retained earning as of the beginning of fiscal 2019 has been adjusted by $894 related to the restatement of inventories ($902) net of tax effect of ($7).

The tables below set forth the consolidated statements of income information, including the balances originally reported and the restated balances for the fiscal years ended:

	June 30, 2021
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Equipment Related Expenses	$58,998	$58,401	(1.0)%
Cost of Sales	63,884	63,287	(0.9)%
Gross Profit	50,151	50,748	1.2%
Operating Income	17,335	17,932	3.4%
Income before Provision for Income Taxes	17,330	17,927	3.4%
Provision for Income Taxes	2,429	2,514	3.5%
Net Income	14,901	15,413	3.4%

Income per share:
Basic	$0.41	$0.42	3.4%
Diluted	$0.41	$0.42	3.4%

7
	June 30, 2020
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Equipment Related Expenses	$53,434	$54,182	1.4%
Cost of Sales	57,767	58,515	1.3%
Gross Profit	43,592	42,844	(1.7)%
Operating Income	10,813	10,065	(6.9)%
Income before Provision for Income Taxes	10,804	10,056	(6.9)%
Provision for Income Taxes	2,284	2,261	(1.0)%
Net Income	8,520	7,795	(8.5)%

Income per share:
Basic	$0.23	$0.21	(8.7)%
Diluted	$0.23	$0.21	(8.7)%

	June 30, 2019
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Equipment Related Expenses	$55,240	$54,930	(0.6)%
Cost of Sales	59,042	58,732	(0.5)%
Gross Profit	43,890	44,200	0.7%
Operating Income	13,466	13,776	2.3%
Income before Provision for Income Taxes	13,445	13,755	2.3%
Provision for Income Taxes	1,222	1,274	4.3%
Net Income	12,223	12,481	2.1%

Income per share:
Basic	$0.33	$0.34	3.0%
Diluted	$0.33	$0.34	3.0%

The tables below sets forth the consolidated statements of cash flows information, including the balances originally reported and the restated balances for the fiscal years ended June 30:

	June 30, 2021
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Net income	$14,901	$15,413	3.4%
Change to inventory obsolescence reserve	519	(79)	(115.2)%
Deferred income taxes	235	337	43.4%
Changes in operating assets and liabilities:
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,906	1,889	(0.9)%
Net Cash Provided by Operating Activities	22,987	22,987	0.0%

	June 30, 2020
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Net income	$8,520	$7,795	(8.5)%
Change to inventory obsolescence reserve	(124)	624	(603.2)%
Deferred income taxes	40	(47)	(217.5)%
Changes in operating assets and liabilities:
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,862	1,926	3.4%
Net Cash Provided by Operating Activities	10,305	10,305	0.0%

	June 30, 2019
	(in thousands, except for share and per share data)
	As previously reported	Restated	% increase/ (decrease)
Net income	$12,223	$12,481	2.1%
Change to inventory obsolescence reserve	(272)	(582)	114.0%
Deferred income taxes	755	755	0.0%
Changes in operating assets and liabilities:
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,528	1,580	3.4%
Net Cash Provided by Operating Activities	8,653	8,653	0.0%